Federal Home Loan Bank of Des Moines
news release

FOR IMMEDIATE RELEASE
Date: April 11, 2019
Contact: Angie Richards
515.412.2344
arichards@fhlbdm.com

Federal Home Loan Bank of Des Moines Announces Executive Team Changes

(Des Moines, Iowa) - Michael L. Wilson, President and Chief Executive Officer (CEO) of the Federal Home Loan Bank of Des Moines (FHLB Des Moines or Bank), has announced his intention to retire in the second quarter of 2020. Mr. Wilson has held his current position since April 2016.

The FHLB Des Moines Board of Directors (Board) has formed a search committee and will retain an executive search firm to identify Mr. Wilson’s successor. Mr. Wilson will continue to lead the Bank until his successor is in place.

“It has been a privilege working for the Federal Home Loan Bank (FHLBank) System for the last 25 years,” said Mr. Wilson. “I have had the honor of leading two FHLBanks - Seattle and Des Moines - and working on the first ever voluntary merger between the two Banks. I couldn’t have asked for a more satisfying career. The FHLBanks have proven time and again their importance as a provider of liquidity and funding for financial institutions, and their support of affordable housing is second to none.”

“On behalf of the FHLB Des Moines Board and members of the Bank, I want to thank Mr. Wilson for his service to the cooperative,” said Benson Porter, Chairman of the Board. “We appreciate his willingness to remain with the Bank until a new leader is named.”

FHLB Des Moines also announced today that Joseph E. Amato, Executive Vice President and Chief Financial Officer (CFO), will be leaving effective June 7, 2019. Mr. Amato has been the Bank’s CFO since May 2016. Mr. Amato has more than 30 years of experience in a variety of finance and capital market roles, including holding senior positions at Freddie Mac and Fannie Mae. Mr. Amato is leaving the Bank to pursue other opportunities. The Bank expects to appoint an interim CFO prior to Mr. Amato’s last day of employment.

Mr. Amato commented, “I have thoroughly enjoyed working at the Federal Home Loan Bank of Des Moines for the last three years. I have appreciated the opportunity to contribute to the many successes the Bank has experienced which makes my decision to leave a difficult one. However, the timing is right for me to pursue other opportunities. With a great team of talented professionals, I am highly confident the Bank will continue to be successful in fulfilling its mission.”

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The Federal Home Loan Bank of Des Moines is a member-owned cooperative that provides funding solutions and liquidity to nearly 1,400 financial institutions to support mortgage lending, economic development and affordable housing in their communities. Serving 13 states and three U.S. Pacific territories, FHLB Des Moines is one of 11 regional Banks that make up the Federal Home Loan Bank System. Members include community and commercial banks, credit unions, insurance companies, thrifts and community development financial institutions. The FHLB Des Moines is wholly owned by its members and receives no taxpayer funding. For additional information about FHLB Des Moines, please visit www.fhlbdm.com.

Statements contained in this announcement, including statements describing the objectives, projections, estimates, or future predictions in the Bank’s operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as believes, projects, expects, anticipates, estimates, intends, strategy, plan, could, should, may, and will or their negatives or other variations on these terms. By their nature, forward-looking statements involve risk or uncertainty, and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. As a result, you are cautioned not to place undue reliance on such statements.